Filed Pursuant to Rule 424(b)(3)
                                             Registration No. 333-56485
PROSPECTUS








                           1,499,429 Shares

                          LENNAR CORPORATION
                            COMMON STOCK
                         ___________________

   This Prospectus relates to shares of our Common Stock which the companies or people described under "Selling Security Holders" may offer from time to time on the New York Stock Exchange, where our Common Stock is listed, in other markets where our Common Stock may be traded or in negotiated transactions, at prices which are current when particular sales take place or at other prices to which they agree. The respective Selling Security Holders will pay any brokerage fees or commissions relating to sales by them. See "Method of Sale."

   The Selling Security Holders received the shares to which this Prospectus relates from us in a transaction by which we acquired the equity interests in a group of property owning entities from the Selling Security Holders or from limited liability companies, corporations or partnerships of which they were members, shareholders, partners or employees or persons associated with them. We will not receive any of the proceeds of sales by the Selling Security Holders.


   We are paying the costs of preparing and filing the Registration Statement of which this Prospectus is a part.


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE
        ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                   TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ___________________

                The date of this Prospectus is June 30, 1998

   WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION WHICH IS NOT CONTAINED IN THIS PROSPECTUS OR IN A DOCUMENT
INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. IF ANYONE GIVES ANY INFORMATION OR MAKES ANY REPRESENTATION WHICH IS NOT CONTAINED IN, OR INCORPORATED INTO, THIS PROSPECTUS, YOU MUST NOT RELY UPON IT AS HAVING BEEN AUTHORIZED BY US OR BY ANYONE ACTING ON OUR BEHALF. THIS PROSPECTUS IS NOT AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, OUR SECURITIES BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR THAT PERSON TO MAKE SUCH AN OFFER OR SOLICITATION. NO MATTER WHEN YOU RECEIVE THIS PROSPECTUS OR PURCHASE SECURITIES TO WHICH IT RELATES, YOU MUST NOT ASSUME IT IS CORRECT AT ANY TIME AFTER ITS DATE.

                  _________________

                  TABLE OF CONTENTS

                                                PAGE

AVAILABLE INFORMATION............................  2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..  3

THE COMPANY......................................  3

USE OF PROCEEDS..................................  4

SELLING SECURITY HOLDERS.........................  4

METHOD OF SALE...................................  4

SEC POSITION REGARDING INDEMNIFICATION...........  5

DESCRIPTION OF CAPITAL STOCK.....................  5

LEGAL MATTERS....................................  6

EXPERTS..........................................  6




                            AVAILABLE INFORMATION

   We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance with those requirements, we file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Those reports and proxy statements and any other information we file with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission located at 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of that information also can be obtained from the Commission's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with it. The Commission's web site can be accessed at http://www.sec.gov. Our Common Stock is listed on the New York Stock Exchange. Reports, proxy statements and other information which we file with the Commission can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

   We have filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended. This Prospectus is a part of that Registration Statement. This Prospectus does not contain all the information contained in the Registration Statement. The entire Registration Statement can be inspected and copied at, or obtained from, the Commission or the New York Stock Exchange in the manner described above.


               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   We incorporate by reference into this Prospectus the following documents which we previously filed with the Commission under the File Number 1-11749.

      (a) Our Annual Report on Form 10-K for the fiscal year ended November 30, 1997.

      (b) Our Quarterly Report on Form 10-Q for the fiscal quarter ended February 28, 1998.

      (c) All other reports we have filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since November 30, 1997.

      (d) The description of our Common Stock contained in our registration statement under Section 12 of the Securities Exchange Act of 1934, as amended, as that description has been altered by amendments or reports filed for the purpose of updating that description.

   When we file documents in accordance with Sections 13, 14 and 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this Prospectus and the time we file a post-effective amendment to the Registration Statement of which this Prospectus is a part saying all the securities which are the subject of that Registration Statement have been sold or deregistering any securities which have not been sold, the documents we file will be incorporated into this Prospectus and will be a part of it beginning on the date the documents are filed. If any document which is filed changes anything said in this Prospectus or in an earlier document which is incorporated into this Prospectus, the later document will modify or supersede what is said in this Prospectus or the earlier document.

   We will provide without charge, at the written or oral request of anyone to whom this Prospectus is delivered, copies of the documents incorporated by reference in this Prospectus, other than exhibits to those documents which are not specifically incorporated by reference. Requests should be directed to:
Lennar  Corporation,   700   Northwest  107th  Avenue,  Miami,  Florida  33172,
Attention:  Director of Shareholder Relations (Telephone: (305) 559-4000).


                                 THE COMPANY

   We are engaged in homebuilding and related activities, primarily in Florida, California, Texas, Arizona and Nevada. We are the surviving corporation of a merger between Lennar Corporation and Pacific Greystone Corporation, which became effective on October 31, 1997. Prior to October 31, 1997, we were also engaged in real estate investment and management activities. However, on October 31, 1997, we distributed to Lennar's stockholders all the shares of LNR Property Corporation, the parent of the group of Lennar subsidiaries which conducted real estate investment and management activities.

   We and our predecessor have been building homes since 1954. We believe that since 1986, we have each year delivered more homes in Florida than any other homebuilder. We have been building homes in Arizona since 1972. We began building homes in Texas in 1991 and in 1996 we entered the California homebuilding market. Pacific Greystone had been building homes in California
since  1992.   We  have  entered  into,  or  agreed  to  enter  into,  several transactions in addition to the Pacific Greystone merger, which substantially increase our inventory of California homebuilding sites.

   We provide conventional, FHA-insured and VA-guaranteed mortgage loans to buyers of our homes and others from offices in Florida, California, Arizona, Texas, North Carolina and Maryland. We also arrange and provide title insurance for, and closing services to, buyers of our homes and others. In addition, we provide cable television, alarm monitoring and telephone services to residents of some of our communities and we may provide those services to residents of communities built by others.

   Our principal executive offices are located at 700 Northwest 107th Avenue, Miami, Florida, 33172 (Telephone No. (305) 559-4000).


                               USE OF PROCEEDS

   We will not receive any of the proceeds of sales of Common Stock by Selling Security Holders.

                          SELLING SECURITY HOLDERS

   This  Prospectus relates to possible sales by the following Selling Security
Holders:




                                                            SHARES OWNED AND
      NAME                                                 WHICH MAY BE SOLD
      ____                                                 _________________

      Werner K. Paulus                                               526,760
      Lloyd W. Born                                                  225,700
      Tricontinental Capital II Limited Partnership                   21,340
      R. Lawrence Olin                                                34,700
      Richard Hauser                                                   8,100
      Jeff Jameson                                                     3,240
      Timothy D. England                                               2,430
      Polygon Financial Partners                                     677,159
                                                                   _________
      TOTAL                                                        1,499,429

   In each instance, the shares which may be sold are the only shares of our stock which the Selling Security Holder owns on the date of this Prospectus.

   Under certain circumstances, the Selling Security Holders may receive additional shares of Common Stock as a result of the transaction in which they received the shares listed above. If the Selling Security Holders receive additional shares, we will file a Prospectus Supplement which revises the list of Shares Owned and Which May Be Sold to include those additional shares.

                               METHOD OF SALE

   Selling Security Holders may sell Common Stock to which this Prospectus relates on the New York Stock Exchange, where the Company's Common Stock is listed for trading, in other markets where the Company's Common Stock is traded, or in negotiated transactions. They will sell the Common Stock at prices which are current when the sales take place or at other prices to which they agree. Selling Security Holders may pay brokers' commissions in connection with sales of Common Stock to which this Prospectus relates. Some sales may involve shares in which Selling Security Holders have granted security interests and which are being sold because of foreclosure of those security interests. There is no present plan of distribution.

                   SEC POSITION REGARDING INDEMNIFICATION

   Our by-laws provide for indemnification of officers and directors, among other things, in instances in which they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, our best interests and in which, with respect to criminal proceedings, they had no reasonable cause to believe their conduct was unlawful.

   We have been informed that in the opinion of the Securities and Exchange Commission, if the provisions described above permit directors, officers or persons who control us to be indemnified for liabilities arising under the Securities Act of 1933, that indemnification is against public policy as expressed in that Act and is therefore unenforceable.

                        DESCRIPTION OF CAPITAL STOCK

   Our authorized capital stock is 100,000,000 shares of Common Stock, $.10 par value, 30,000,000 shares of Class B Common Stock, $.10 par value, and 500,000 shares of Preferred Stock, $10 par value. At February 28, 1998, 43,503,594 shares of Common Stock and 9,918,631 shares of Class B Common Stock were outstanding.

PREFERRED STOCK

   The Preferred Stock may be issued in series with any rights and preferences which may be authorized by our Board of Directors.

COMMON STOCK

   All the outstanding shares of our Common Stock are fully paid and nonassessable and entitled to participate equally and ratably in dividends and in distributions available for the Common Stock on liquidation. Each share is entitled to one vote for the election of directors and upon all other matters on which the common stockholders vote. Holders of Common Stock are not entitled to cumulative votes in the election of directors.

   The transfer agent and registrar for our Common Stock is Boston Equiserve L.P., Canton, Massachusetts.

CLASS B COMMON STOCK

   Our Class B Common Stock is identical in every respect with the Common Stock, except that (a) each share of Class B Common Stock is entitled to ten votes on each matter submitted to the vote of the common stockholders, while each share of Common Stock is entitled to only one vote on each matter submitted to the vote of the common stockholders, (b) the cash dividends, if any, paid with regard to a share of Class B Common Stock in a year cannot be more than 90% of the cash dividends, if any, paid with regard to a share of Common Stock in that year, (c) Class B Common Stock cannot be transferred, except to a limited group of Permitted Transferees (primarily close relatives of the Class B stockholder, fiduciaries for the Class B stockholder or for close relatives, and entities of which the Class B stockholder or close relatives are majority owners), (d) Class B Common Stock may at any time be converted into Common Stock, but Common Stock may not be converted into Class B Common Stock, (e) amendments to provisions of the Company's Certificate of Incorporation relating to the Common Stock or the Class B Common Stock, and mergers or similar transactions in which the holders of Class B Common Stock receive something different from what holders of Common Stock receive, require the approval of a majority of the shares of Common Stock which are voted with regard to them (as well as a majority in voting power of all the outstanding Common Stock and Class B Common Stock combined), and (f) under Delaware law, certain matters affecting the rights of holders of Class B Common Stock may require approval of the holders of the Class B Common Stock voting as a separate class.

   Leonard Miller, our Chairman of the Board, currently owns, through two limited partnerships of which a corporation he owns is the sole general partner, 9,897,930 shares of Class B Common Stock, which is 99.6% of the outstanding Class B Common Stock and 18.6% of the outstanding common stock of both classes. Mr. Miller's Class B Common Stock gives him 69.4% of the total votes which can be cast by the holders of both classes of Common Stock. Even if Mr. Miller converted 4,581,558 shares of Class B Common Stock into Common Stock and sold that Common Stock, thereby reducing his holdings to 10% of the total common stock of both classes, Mr. Miller would be entitled to cast more than 50% of the votes. Mr. Miller has no current intention to convert any Class B Common Stock into Common Stock, or to sell any Common Stock, although, he has the right to do so at any time.

   The existence of Class B Common Stock, which has substantially greater voting rights than the Common Stock, probably would discourage non-negotiated tender offers or other types of non-negotiated takeovers, if any were contemplated. Mr. Miller's ownership of Class B Common Stock would make it impossible for anyone to acquire shares which have voting control of the Company as long as Mr. Miller's Class B Common Stock represents at least 9.6% of the combined common stock of both classes and the total outstanding Class B Common Stock is at least 10% of the combined common stock of both classes (if at any time the outstanding shares of Class B Common Stock are less than 10% of the outstanding shares of both classes of common stock taken together, the Class B Common Stock will automatically be converted into Common Stock). However, because Mr. Miller owns 99.6% of the outstanding Class B Common Stock, at the current level of outstanding Common Stock, in order for the Class B Common Stock to be at least 10% of the outstanding shares of both classes of common stock, Mr. Miller's Class B Common Stock would be at least 9.93% of the common stock of both classes.

                                LEGAL MATTERS

   The validity of the securities offered by this Prospectus will be passed upon for the Company by Rogers & Wells LLP, 200 Park Avenue, New York, New York 10166.


                                   EXPERTS

   The consolidated financial statements and the related financial statement schedules of Lennar Corporation and subsidiaries incorporated by reference herein and elsewhere in the Registration Statement from Lennar's Annual Report on Form 10-K for the fiscal year ended November 30, 1997, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated by reference herein, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.